Exhibit 8.1

November 10, 2014

Adama Agricultural Solutions Ltd.

Golan Street Airport City

7015103 Israel

Ladies and Gentlemen,

In connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”) of Adama Agricultural Solutions Ltd., a company organized under the laws of the State of Israel (the “Company”) we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the discussion included in the Company’s Registration Statement on Form F-1 relating to the Ordinary Shares filed on or about November 10, 2014 (the “Registration Statement”) under the caption “Tax Considerations—Israeli Tax Considerations and Government Programs— Israeli Capital Gains Tax— Consequences Upon Disposition of Our Ordinary Shares”, insofar as it relates to statements of law and legal conclusions, describes the material Israeli capital gains tax consequences to the shareholders described therein of owning and disposing of Ordinary Shares, subject to the limitations and qualifications set forth therein.

The foregoing opinion is limited to the laws of the State of Israel and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion addresses only matters set forth herein. This opinion does not address any other Israeli tax consequences or any state, local or foreign tax consequences that may result from the owning and disposing of Ordinary Shares. Our opinion is not binding on the Israel Tax Authority, and a court or the Israel Tax Authority may disagree with our opinion. This opinion is based upon current provisions of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect, which could adversely affect this opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law or administrative or judicial rulings that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Yours sincerely,

/s/ Herzog, Fox & Neeman

Herzog Fox & Neeman